Exhibit 99.1

Lincoln Bancorp Announces Charges in Second Quarter of 2005

Lincoln Bancorp (Nasdaq: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that it has taken charges against income totaling $2,239,000 on an after-tax basis during the second quarter of 2005. The charges are comprised of three parts: 1) an additional provision to the allowance for loan losses for a deteriorated credit; 2) losses on the sale of low-yielding investment securities and additional fees as a result of the prepayment of high-cost Federal Home Loan Bank advances in connection with a restructuring of the Bank’s balance sheet; and 3) the recognition of contract costs relating to the retirement of the Company’s CEO and another senior officer. More details concerning these expenses are set forth below.

Loan Loss Provision: As previously disclosed by the Company, on April 25, 2005, the Registrant’s bank subsidiary, Lincoln Bank (the “Bank”) was informed that an electrical contractor (the “Borrower”) in Indianapolis had filed for liquidation under Chapter 7 of the bankruptcy statutes. Bank management has initially estimated potential losses with regard to the Borrower; however, it is too early in the bankruptcy process to determine the Bank’s final loss position. The Borrower and a related company have four commercial loans with the Bank totaling $2,179,000. The Borrower has a line of credit with a balance of $1,837,000 that is secured primarily by accounts receivable. This collateral has the largest risk of loss and it is difficult to measure ultimate collectibility. As of this date, the Bank anticipates collecting approximately 10% of these accounts receivable which would result in an estimated loss of $1,637,000. An SBA loan to the Borrower secured by equipment and working assets with a principal balance of $159,000 appears to have no exposure at this time. A term loan to the Borrower with a balance of $30,000 is secured by service vehicles and no loss is anticipated at this time on that loan. Another SBA loan to a related company of the Borrower and secured by commercial real estate in Indianapolis totals $153,000 and no loss is anticipated at this time on the loan.

The Bank’s management had previously allocated $333,000 to the allowance for loan losses with respect to these loans. Because of the Borrower’s decision to file for protection under the bankruptcy laws and information that recently became available on the status of the collateral for these loans, the Bank considered it necessary and prudent to provide an additional $1,304,000 provision in the allowance for loan losses for this credit. The difficulty in assessing the collectibility of the accounts receivable collateral on the largest loan to the Borrower creates the greatest risk of loss with respect to the loans to the Borrower. The Bank intends to pursue several possible courses of action to mitigate the ultimate losses on these loans. However, it is currently too early to determine if any of these actions will be successful.

As a result, the Bank has added $1,304,000 to its allowance for loan losses during the month of June, 2005 for this credit. This resulted in an after-tax earnings charge of approximately $787,000. As the process develops, the Company and the Bank will react appropriately to changes in loss expectations.

Restructuring the Balance Sheet: At the end of June, 2005, Lincoln Bank prepaid certain high-rate Federal Home Loan Bank of Indianapolis advances funded by the sale of certain low-yielding securities in its investment portfolio. This strategic move should increase net interest income and improve operating costs and ratios in the future. Lincoln Bank prepaid $33.9 million of long-term advances with a weighted average cost of 5.40%. As a result of this early extinguishment of debt, the Bank incurred prepayment fees and adjustments totaling $1,622,000. In order to fund the prepayment of debt, the Bank sold $37.5 million of its available-for-sale investment portfolio that yielded an average weighted rate of 3.00%. This resulted in a loss of approximately $497,000. The restructuring described above resulted in an after-tax charge to earnings of $1,302,000. Total assets of the Bank were reduced by approximately $35 million as a result of this move to deleverage a portion of the balance sheet. The Bank will continue to look at viable ways to improve performance by restructuring the mix as well as examining the interest-rate sensitivity of its assets and liabilities in light of the current and ongoing economic climate and interest rate trends.

Employment Agreement Costs: As announced in Lincoln’s press release dated April 22, 2005, T. Tim Unger retired as President and Chief Executive Officer of Lincoln and of Lincoln Bank effective May 1, 2005 and as Chairman of the Board of Lincoln effective June 1, 2005. Pursuant to Mr. Unger’s employment agreement with Lincoln Bank, he is to be paid his compensation and benefits through the end of 2005. Unger will continue to serve on the Board of Directors until the next annual meeting scheduled for April 2006. In addition, Senior Vice President Rebecca J. Morgan left the Bank effective June 1, 2005, and consistent with the terms of her employment agreement is entitled to be paid her compensation benefits through January 15, 2006. As a result of these two events, the Bank recognized in the second quarter of 2005 accrued salary and benefit costs for Mr. Unger and Ms. Morgan that will reduce net income for the second quarter of 2005 by $150,000.

Summary: In summary, Lincoln Bancorp has incurred $2,239,000 of after-tax charges in the second quarter of 2005 as a result of the matters described above. The Company continues to examine its operations and seek ways to more efficiently and profitably conduct business. Management is committed to creditworthy, profitable growth. In light of the Company’s changing asset mix and changing interest rate sensitivity position, management will continue to monitor and manage its net interest margin activity and may consider implementing additional strategies in the future.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.